Exhibit 99.1

ANDRX CORPORATION REPORTS 2003 FIRST QUARTER RESULTS

     FORT LAUDERDALE, FLORIDA, April 29, 2003 — Andrx Corporation (Nasdaq: ADRX) (“Andrx” or the “Company”) today announced its financial results for the quarter ended March 31, 2003, summarized as follows (in thousands, except per share amounts):

	Three Months Ended
	March 31,

	2003	2002

Total revenues	$237,185	$183,319
Net income	$6,356	$4,513
Net income allocated to Andrx (1)	$6,356	$8,395
Andrx diluted earnings per share (1)	$0.09	$0.12
Net loss allocated to Cybear (1)		$(3,882)
Cybear diluted loss per share (1)		$(0.58)

(1)	See Note 2 in the accompanying Unaudited Condensed Consolidated Statements of Income.

     The 2003 first quarter income before income taxes of $10.3 million includes, among other things, $30.4 million in licensing revenues from Kremers Urban Development Co. (“KUDCo”) and as previously disclosed in the Company’s Form 10-K for the year ended December 31, 2002, a $5.7 million charge to cost of goods sold related to pre-launch production of Andrx’s bioequivalent versions of Wellbutrin® SR/Zyban® placed into production during the quarter.

     Andrx’s Chief Executive Officer, Richard J. Lane, commented: “We have advised investors that we intend to deliver positive earnings in 2003, and today’s first quarter results are but the first step in fulfilling that commitment. This quarter’s results include increases in revenues of 29% and gross profit of 38%, compared to the first quarter of 2002. Equally as important, we have continued to invest in our future by spending $13.3 million in R&D this quarter, which has resulted in 1 NDA and 3 ANDA filings in the first quarter. Subsequent to March 31, 2003, we received approval of our bioequivalent version of Tiazac®. Sales resulting from the launch of our generic version of Tiazac, when combined with the continued strength of our distribution business and sales of our Cartia XT™ product, licensing revenues from KUDCo, and revenues from our branded Altocor product and the anticipated launch of our generic OTC Claritin D®-24, lead me to believe that we will fulfill our commitment in both the second quarter and the rest of 2003. Nevertheless, we will continue to conserve our cash and improve on the execution of our business plans, in order to maximize the value of our Company for our shareholders.”

     Revenues and Cost of Goods Sold

	Three Months Ended
	March 31,
	(in thousands)

	2003	2002

Distributed Products
Revenues	$154,617	$127,045
Cost of goods sold	125,027	103,755
Gross profit	29,590	23,290
Gross margin	19.1%	18.3%

Andrx Products – Bioequivalent
Revenues	$40,503	$48,988
Cost of goods sold	28,753	17,668
Gross profit	11,750	31,320
Gross margin	29.0%	63.9%

Andrx Products – Brand
Revenues	$7,929	$5,548
Cost of goods sold	2,516	2,541
Gross profit	5,413	3,007
Gross margin	68.3%	54.2%

Licensing and Royalties
Revenues	$31,138	$114
Gross margin	100.0%	100.0%

Other
Revenues	$2,998	$1,624
Cost of goods sold	2,737	2,553
Gross profit (loss)	261	(929)
Gross margin (loss)	8.7%	(57.2%)

Total
Revenues	$237,185	$183,319
Cost of goods sold	159,033	126,517
Gross profit	78,152	56,802
Gross margin	32.9%	31.0%

     For the 2003 quarter, total revenues increased by 29.4% to $237.2 million, compared to $183.3 million for the 2002 quarter. Total gross profit increased by 37.6% to $78.2 million for the 2003 quarter, compared to total gross profit of $56.8 million in the 2002 quarter.

     In the first quarter of 2003, revenues from distributed products increased to an all time high of $154.6 million with a gross margin of 19.1%, which is at the higher end of the historical range of 14% to 21%.

     Revenues of Andrx’s bioequivalent products in the 2003 quarter declined from the 2002 first quarter, primarily due to the price erosion of bioequivalent product revenues due to competition. Andrx did not launch any new bioequivalent products in the 2003 quarter. Gross margin for bioequivalent products was 29.0% in the 2003 first quarter, as compared to 63.9% for the 2002 first quarter. During the 2003 quarter, cost of goods sold for bioequivalent products included charges of $7.9 million, primarily relating to pre-launch production of Andrx’s bioequivalent versions of Wellbutrin SR/Zyban placed into production after December 31, 2002. Andrx also recorded a total of $1.6 million in charges directly to cost of goods sold relating to its Weston, Florida manufacturing facility, which is in the start-up phase, the Morrisville, North Carolina manufacturing facility, which the Company plans to renovate and utilization issues at its Davie, Florida manufacturing facilities.

     The increase in revenues of Andrx’s brand products in the 2003 first quarter to $7.9 million, from $5.5 million in the 2002 first quarter, primarily results from net sales of $4.1 million of Altocor™, which was launched during the 2002 third quarter, offset by decreases in revenues from Andrx’s brand cough and cold product lines and the Embrex product.

     Licensing and royalties revenues for the 2003 first quarter of $31.1 million primarily consist of $30.4 million of estimated licensing revenues from an agreement with KUDCo, related to KUDCo’s 2003 first quarter net profits, as defined, generated from its sale of its generic version of Prilosec.

     Other revenues consist of $3.0 million associated with Andrx’s Internet businesses, primarily from an arrangement between Andrx and Aventis relating to Andrx’s Physicians’ Online (“POL”) web portal, as well as from the contract manufacture of products from Andrx’s Massachusetts aerosol manufacturing facility. In the first quarter of 2003, cost of goods sold related to other revenues includes $1.7 million relating primarily to excess capacity at its Massachusetts aerosol manufacturing facilities. As previously disclosed, the Company is considering, among other things, divesting both its physician Internet operations and its Massachusetts aerosol manufacturing operations.

     Selling, General and Administrative (“SG&A”) Expenses

     SG&A expenses of $55.5 million in the 2003 first quarter increased from $41.3 million from the 2002 first quarter, primarily as a result of the increase in total revenues, a change in product mix, and an increase in the brand sales force expenses including an increase to approximately 425 sales representatives as of March 31, 2003.

     Research and Development (“R&D”) Expenses

     R&D expenses were $13.3 million in the 2003 first quarter, as compared to $9.9 million for the 2002 quarter. During the first quarter of 2003, Andrx submitted three ANDAs to the FDA and one NDA for a valproate product. Additionally, in the first quarter of 2003, the FDA accepted as filed Andrx’s NDA for metformin XT.

     Balance Sheet and Cash Flows

     As of March 31, 2003, the Company had approximately $67 million in cash, cash equivalents and investments available-for-sale, $284 million of working capital and $103 million available under the Company’s $185 million secured line of credit. As of March 31, 2003, no borrowings were outstanding under the secured line of credit. Net cash flows used in operating activities for the 2003 quarter were $18 million, compared to cash provided by operating activities of $2 million for the 2002 quarter. Significant 2003 first quarter uses of cash included an increase in inventories of approximately $22 million primarily related to inventories held for distribution, the investment of $14 million in capital expenditures and as previously announced, the funding of a portion of litigation settlements.

     In the 2003 second quarter, Andrx anticipates receiving, among other things, KUDCo licensing payments of $30 million for the 2003 first quarter, the April 2003 KUDCo licensing payment, and collecting its 2002 income taxes receivable.

     Outlook

     In its distribution operations, growth in revenues will continue to be primarily a function of the Company’s participation in the distribution of new generic products launched by other generic manufacturers, offset by the typical price declines on existing distributed products.

     In its bioequivalent products operations, growth in revenues of bioequivalent products will be generated from the launch of new products, including the Company’s bioequivalent version of Tiazac, which the Company began selling in April 2003, and is currently competing with one other generic product, as well as its bioequivalent version of Claritin-D 24. Though the timing remains uncertain, the Company has been advised by L. Perrigo Company (“Perrigo”), that Perrigo could launch the Company’s bioequivalent version of Claritin-D 24 in June 2003. Final approval and Perrigo’s launch of the Company’s bioequivalent versions of Claritin-D®12 and Claritin Reditabs® are awaiting, among other things, the expiration of the exclusivity rights of other generic manufacturers. Sales of Andrx’s current bioequivalent products are not expected to increase and may decrease as a result of many factors.

     The Company is continuing to communicate with the FDA and USP on the issues affecting ANDAs for its bioequivalent versions of Wellbutrin SR/Zyban. Though cautiously optimistic, Andrx cannot at this time accurately predict or advise whether or when such issues will be satisfactorily resolved and these products will be introduced.

     In its brand products operations, net sales of Altocor continued to grow to $4.1 million for the 2003 first quarter. Though current sales and marketing trends would equate to net sales of Altocor of approximately $35 million for 2003, a number of new sales and marketing initiatives have been or are in the process of being implemented which management believes may increase such sales to approximately $50 million.

     Andrx expects to continue to generate significant licensing revenues from its agreement with KUDCo. Future KUDCo licensing revenues will be dependent on a number of factors, including, among other things, KUDCo’s profits from its sales of its generic Prilosec, the licensing rate due to Andrx (which reduces from 15% to 9% in June 2003), the outcome of the various appeals involving generic Prilosec and other factors outside of Andrx’s control.

     Andrx will continue to focus on improving its pharmaceutical manufacturing operations. Andrx’s Weston, Florida manufacturing facility is expected to become fully operational by 2004 and is intended to produce specialty, niche and immediate-release products, including oral contraceptives. Andrx will begin to renovate its manufacturing facility in Morrisville, North Carolina and is exploring alternatives for its Massachusetts aerosol manufacturing facilities including, as previously disclosed, a possible divestiture. Until all of these efforts come to fruition, Andrx will continue to incur charges directly to cost of goods sold related to these facilities.

     Andrx’s operating results for the second quarter of 2003 will continue to be highly dependent on KUDCo license revenues, Andrx’s ability to manufacture and generate net sales of its generic version of Cardizem CD and, to a lesser extent, its generic versions of Tiazac, Dilacor XR® and Glucophage®, and its brand Altocor product. Future operating results will also be affected by future product introductions, the value of which are dependent on a number of factors including successful scale-up, final FDA marketing approval, satisfactory resolution of patent litigation, manufacturing capabilities, competition and the other factors described in Andrx’s SEC filings.

     Andrx intends to deliver positive earnings in 2003 and will conserve cash and otherwise manage its distribution operations, bioequivalent products operations and brand products operations based upon the results delivered by, or expected for, each of such operations.

     Webcast

     Investors will have the opportunity to listen to management’s discussion of this release in a conference call to be held on April 29, 2003 at 8:00 AM Eastern Time. This call is being webcast and can be accessed at Andrx’s website http://www.andrx.com. The webcast will be available for replay.

     About Andrx Corporation

     Andrx Corporation develops and commercializes: bioequivalent versions of controlled-release brand name pharmaceuticals using its proprietary drug delivery technologies; bioequivalent versions of specialty, niche and immediate-release pharmaceutical products, including oral contraceptives; and brand name or proprietary controlled-release formulations of existing immediate-release or controlled-release drugs where it believes the application of Andrx’s drug delivery technologies may improve the efficacy or other characteristics of those products. Andrx’s distribution operations purchase primarily generic pharmaceuticals manufactured by third parties and sells them primarily to independent pharmacies, pharmacy chains which do not maintain their own central warehousing facilities, pharmacy buying groups and, to a lesser extent, physicians’ offices.

     Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein or which are otherwise made by or on behalf of the Company that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “to,” “ plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including but not limited to, the Company’s dependence on a relatively small number of products, licensing revenues, the timing and outcome of litigation and future product launches, government regulation, competition, and manufacturing results. Andrx Corporation is also subject to other risks detailed herein or detailed from time to time in its filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

     This release and additional information about Andrx Corporation is also available on the Internet at: http://www.andrx.com.

     Contacts:

Angelo C. Malahias
Senior Vice President and
Chief Financial Officer
Andrx Corporation
Phone: 954-217-4500

ANDRX CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended
	March 31,

	2003	2002 (1)

Revenues
Distributed products	$154,617	$127,045
Andrx products	48,432	54,536
Licensing and royalties	31,138	114
Other	2,998	1,624

Total revenues	237,185	183,319

Operating expenses
Cost of goods sold	159,033	126,517
Selling, general and administrative	55,480	41,285
Research and development	13,340	9,922

Total operating expenses	227,853	177,724

Income from operations	9,332	5,595
Other income, net	919	2,231

Income before income taxes	10,251	7,826
Income taxes	3,895	3,313

Net income	$6,356	$4,513

EARNINGS PER SHARE

ANDRX COMMON STOCK (2):
Net income allocated to Andrx	$6,356	$8,395

Net income per share of Andrx common stock:
Basic	$0.09	$0.12

Diluted	$0.09	$0.12

Weighted average shares of Andrx common stock outstanding:
Basic	71,597	70,552

Diluted	72,059	72,317

CYBEAR COMMON STOCK (2):
Net loss allocated to Cybear Group		$(3,882)

Basic and diluted net loss per share of Cybear common stock		$(0.58)

Basic and diluted weighted average shares of Cybear common stock outstanding		6,743

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation. Among other things, operating expenses related to Andrx’s Internet operations, except for costs of goods sold, are classified as selling, general and administrative expense for all periods presented.

(2)	Effective May 17, 2002, all outstanding shares of Cybear common stock were converted to Andrx common stock. For periods subsequent to the conversion, Andrx Corporation will only report per share results for Andrx common stock which includes all of the former Cybear’s operating results from the effective date of the conversion and will no longer report separate per share results for the former Cybear common stock.

ANDRX CORPORATION AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2003	2002

Assets

Cash, cash equivalents and investments available-for-sale	$66,947	$97,394
Accounts receivable, net	137,553	130,044
Inventories, net	169,678	147,967
Income tax receivable	28,317	33,710
Deferred income tax assets, net	68,148	68,148
Other current assets	9,675	12,371

Total current assets	480,318	489,634

Property, plant and equipment, net	241,156	233,828
Goodwill, intangibles and other assets, net	65,755	66,017

Total assets	$787,229	$789,479

Liabilities and Stockholders’ Equity

Current liabilities	$196,558	$208,058
Non-current liabilities	16,356	15,714

Total liabilities	212,914	223,772
Commitments and contingencies
Total stockholders’ equity	574,315	565,707

Total liabilities and stockholders’ equity	$787,229	$789,479